Exhibit 5.1

October 31, 2011

Chesapeake Granite Wash Trust

c/o The Bank of New York Mellon Trust Company, N.A.

919 Congress Avenue, Suite 500

Austin, Texas 78701

Re:	Chesapeake Granite Wash Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for Chesapeake Granite Wash Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 29, 2011;

(b)	The Trust Agreement, dated as of June 29, 2011 among Chesapeake Energy Corporation, an Oklahoma corporation, (the “Company”), The Corporation Trust Company, a Delaware corporation, as Delaware trustee (the “Delaware Trustee”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”);

(c)

The Registration Statement of the Trust and the Company on Form S-1 and Form S-3 (File Nos. 333-175395 and 333-175395-01, respectively), including a preliminary prospectus (the “Prospectus”) relating to 26,881,250

Chesapeake Granite Wash Trust

October 31, 2011

common units of the Trust representing beneficial interests in the Trust (each, a “Common Unit” and collectively, the “Common Units”), initially filed with the Securities and Exchange Commission on July 7, 2011, as amended (the “Registration Statement”);

(d)	A form of Amended and Restated Trust Agreement for the Trust (the “Trust Agreement”), to be entered into among the Company, Chesapeake Exploration, L.L.C., an Oklahoma limited liability company, the Delaware Trustee and the Trustee, attached as Exhibit 4.2 to the Registration Statement; and

(e)	A Certificate of Good Standing for the Trust, dated October 31, 2011, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us, (vi) the registration on the books of the Trust of the identity of each Person to whom a Common Unit is to be issued by the Trust (collectively, the “Common Unit Holders”) and the payment for such Common Unit, in accordance with the Trust Agreement and as contemplated by the Registration Statement, and (vii) that the Common Units will be sold to the Common Unit Holders in accordance with the Trust Agreement and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating

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October 31, 2011

thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2. The Common Units of the Trust, when issued, will represent validly issued, fully paid and nonassessable beneficial interests in the Trust.

3. The Common Unit Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.